Return to: Donna Williams RBC Bank (USA) Lending Service Center 134 North Church Street, Rocky Mount, North Carolina 27802

______________________________Space Above Line for Processing Data _______________________________________________

RBC Bank	Modification Agreement (Cover Page)

This Agreement has been executed and delivered outside the State of Florida and is not secured by Florida real estate. No documentary stamp taxes are due herewith.	Prepared by: John I. Van Voris, Esq GreyRobinson, P.A. 201 N. Franklin Street, Ste 2200 Tampa, Florida 33602

State of New York	County of New York

From:	BOVIE MEDICAL CORPORATION, a Delaware corporation (whether one or more, “Borrower”), with a business and mailing address of 5115 Ulmerton Road, Clearwater, Florida 33760.

To:
RBC BANK (USA) (“Bank”), with a business address of 134 N. Church Street, Rocky Mount, North Carolina 27804 and a mailing address of Post Office Box 1220, Rocky Mount, North Carolina 27802-1220, which mailing address is the place to which all notices and communications should be sent to Bank regarding this Modification Agreement.

Date: As of December 2, 2009

Documents Modified:	Business Loan Agreement (Asset Based), Promissory Note and Commercial Security Agreement, each dated August 12, 2008
Original Credit Facility:	Up to $5,000.000.00
Revised Credit Facility:	Up to $8,000,000.00

Customer No.  _____________
Loan No. _________________
RBC Bank	MODIFICATION AGREEMENT

This Agreement has been executed and delivered outside the State of Florida and is not secured by Florida real estate. No documentary stamp taxes are due herewith.

THIS MODIFICATION AGREEMENT (“Modification Agreement”), entered into as of the 2nd day of December, 2009, by BOVIE MEDICAL CORPORATION, a Delaware corporation (“Borrower”, whether one or more) with a mailing address of 5115 Ulmerton Road, Clearwater, Florida 33760, and RBC BANK (USA) (“Bank”), with a mailing address of Post Office Box 1220, Rocky Mount, North Carolina 27802-1220.

A.	Borrower has made and issued to Bank its promissory note (“Note”) in the original principal amount and dated as indicated on Attachment 1 attached hereto.

B.	If so indicated on Attachment 1, the Note is secured and the security is generally as described on Attachment 1.

C.
The Note, any security documents described on Attachment 1 and any other loan and security documents that are outstanding with respect to the extension of credit evidenced by the Note, even if not listed on Attachment 1, are hereinafter collectively referred to as the “Contract” and the Contract is hereby incorporated herein as a part of this Modification Agreement.

D.
Bank and Borrower mutually desire to modify the provisions of the Contract in the manner hereinafter set out, it being specifically understood and agreed that, except as herein modified, the terms and provisions of the Contract and the individual instruments, documents and agreements that make up the Contract shall remain unchanged and the Contract, as herein modified, shall continue in full force and effect as therein and herein written.

NOW, THEREFORE, Bank and Borrower, in consideration of the premises and the sum of One Dollar ($1.00) to each in hand paid by the other, receipt and sufficiency of which are hereby acknowledged by each, do hereby agree as follows:

Section 1. Modification.  The Contract shall be, and the same is, modified in the manner set forth in Attachment 2.

Section 2. Effect of Modification.  Nothing contained in this Modification Agreement shall in any way impair the security now held for the indebtedness evidenced by the Contract or the lien priority thereof, nor waive, annul, vary or affect any provision, condition, covenant and agreement contained in the Contract, nor affect or impair any rights, powers and remedies under the Contract, except as herein specifically modified to do any one or more of the foregoing.  If any provision in this Modification Agreement shall be interpreted or applied by a court or other tribunal with personal and subject matter jurisdiction over the parties hereto and the Contract, as modified, so as to impair the security now held for the indebtedness or lien priority thereof, or do any one or more of any of the foregoing, such provision shall be ineffective to the extent it causes an impairment of such security or the lien priority thereof or causes any of such other consequences, or the application thereof shall be in a manner and to an extent which does not impair such security or the lien priority thereof, or result in the occurrence of any of the other consequences.  This Modification Agreement does not extend the expiration dates or enlarge the terms of any property, physical damage, credit and any other insurance written in connection with or financed by said Contract.

Section 3. Financing Statements.  Borrower irrevocably authorizes Bank to file such financing statements as may be necessary to protect, in Bank’s opinion, Bank’s security interests and liens and, to the extent Bank deems necessary or appropriate, to sign the name of Borrower with the same force and effect as if signed by Borrower and to make public in financing statements and other public filings such information regarding Borrower as Bank deems necessary or appropriate, including, without limitation, federal tax identification numbers, social security numbers and other identifying information.

Section 4. Credit Investigations; Bank’s Responsibilities.  Bank is irrevocably authorized by Borrower to make and Section 5. have made such credit investigations as it deems appropriate to evaluate Borrower’s credit, personal and financial standing and employment, and Borrower authorizes Bank to share with consumer reporting agencies and creditors its experiences with Borrower and other information in Bank’s possession relative to Borrower.  Bank shall not have any obligation or responsibility to do any of the following: (1) protect and preserve any collateral and other security given or to be given in connection with the Contract, as herein modified, against the rights of third persons having an interest therein; (2) provide information to third persons relative to the Contract, as herein modified, Bank’s liens and security interests in any collateral and other security, or otherwise with respect to Borrower; and (3) subordinate its liens and security interests in any collateral and other security to the interests of any third persons or to enter into control agreements relative to such collateral and other security.

Section 6. Usury.  Bank does not intend to and shall not reserve, charge and collect interest, fees and charges under the Contract, as herein modified, in excess of the maximum rates and amounts permitted by applicable law.  If any interest, fees and charges are reserved, charged and collected in excess of the maximum rates and amounts, it shall be construed as a mutual mistake, appropriate adjustments shall be made by Bank and to the extent paid, the excess shall be returned to the person making such a payment.

Section 7. Documentary Stamps, etc.  To the extent not prohibited by law and notwithstanding who is liable for payment of the taxes and fees, Borrower shall pay, on Bank’s demand, all intangible taxes, documentary stamp taxes, excise taxes and other similar taxes assessed, charged and required to be paid in connection with this Modification Agreement, and any future extension, renewal and modification of the Contract, or assessed, charged and required to be paid in connection with any of the loan documents which make up the Contract.

Section 8. Anti-Terrorism. Borrower represents, warrants and covenants to Bank as follows: (1) Borrower (a) is not and shall not become a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) does not engage in and shall not engage in any dealings or transactions prohibited by Section 2 of such executive order, and is not and shall not otherwise become associated with any such person in any manner violative of Section 2, (c) is not and shall not become a person on the list of Specially Designated Nationals and Blocked Persons, and (d) is not and shall not become subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order; (2) Borrower is and shall remain in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001); and (3) Borrower has not and shall not use all or any part of the extension of credit evidenced by the Note, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended..

Section 9. Costs and Expenses.  All of the costs and expenses incurred by Bank in connection with this Modification Agreement shall be paid by Borrower upon the request of and at the time of demand for payment thereof made by Bank on Borrower.  As used herein, “costs and expenses” include, without limitation, reasonable attorneys’ fees and fees of legal assistants, and reasonable fees of accountants, engineers, surveyors, appraisers and other professionals or experts – and all references to attorneys’ fees or fees of legal assistants, or fees of accountants, engineers, surveyors, appraisers or other professionals or experts shall mean reasonable fees.

Section 10. Maintenance of Records.  Bank is authorized to maintain, store and otherwise retain this Modification Agreement and the other documents constituting the Contract in their original, inscribed tangible forms or records thereof in an electronic medium or other non-tangible medium which permits such records to be retrieved in perceivable forms.

Section 11. Waiver of Jury Trial.  Borrower, to the extent permitted by law, waives any right to a trial by jury in any action arising from or related to this Modification Agreement and waives any right to a trial by jury in any action or proceeding arising from or related to the Contract, as herein modified.

Section 12. Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State whose laws govern the Contract, excepting, however, its conflict of law provisions.

Section 13. Reservation of Rights; Entire Agreement.  Bank does hereby reserve all rights and remedies it may have against all parties secondarily liable for repayment of the indebtedness evidenced by the Contract. The Contract, as herein modified, contains the entire agreement of the parties and the undersigned do hereby ratify and confirm the terms of the Contract, all of which shall remain in full force and effect, as modified herein.  This Modification Agreement shall be binding upon any assignee and successor in interest of the parties hereto. Borrower waives and will not assert against any transferee and assignee of Bank any claims, defenses, set-offs and rights of recoupment which Borrower could assert against Bank, except defenses which Borrower cannot waive.  All references herein to the “Modification Agreement” include any supplemental agreements filed of record to reflect modifications of any of the instruments, documents and other agreements making up the Contract that are of record.

The undersigned have executed this Modification Agreement under seal as of the day and year first above stated.

BANK: RBC BANK (USA) By: _______________________________________ Print Name:_________________________________ Title: ______________________________________

BOVIE MEDICAL CORPORATION, a Delaware corporation By: ________________________________________ Print Name: Andrew Makrides Title: President	Witness: _______________________________________ Print Name: _____________________________

Attachment 1
to
Modification Agreement

1.	Describe Promissory Note (Date, Original Amount, Current Amount and all Modifications):

Promissory Note dated August 12, 2009 in the original principal amount of $5,000,000.00

2.	Describe Security Documents (Type, Date and if recorded, Recording Information):

Business Loan Agreement (Asset Based) dated August 12, 2008

Commercial Security Agreement dated August 12, 2008

Assignment of Deposit Agreement dated August 12, 2008

Attachment 2
To
Modification Agreement

The Contract shall be, and the same is, modified as follows:

1. The maturity date stated in the Note is changed to October 1, 2012 and to the extent the maturity date is stated in any of the other individual instruments, documents and agreements that make up the Contracts, the maturity date stated therein is changed to the date stated herein.

2. The interest rate stated in the Note is changed by changing the base index used for determining the rate.  The base index is changed to the LIBOR Base Rate effective December 2, 2009, and after the change the new interest rate will be the LIBOR BASE RATE  plus 2.00%. The “LIBOR Base Rate” is the London Interbank Offer Rate for U.S. Dollars for a term of one month which appears on Bloomberg Professional Screen BBAM (or any generally recognized successor method or means of publication) as of 11:00 a.m., London time, two (2) London business days prior to the day on which the rate will become effective. The rate for the first month or part thereof will initially become effective on the date of this Modification Agreement as shown on the face hereof. Thereafter, the rate will change and a new rate will become effective on the first calendar day of each succeeding month. If for any reason, the London Interbank Offer Rate is not available, then the “LIBOR Base Rate” shall mean the rate per annum which banks charge each other in a market comparable to England’s Eurodollar market on short-term money in U.S. Dollars for an amount substantially equivalent to the principal amount due under the Contract as determined at 11:00 A.M., London time, two (2) London business days prior to the day on which the rate will become effective, as determined in the Bank’s sole discretion. Bank’s determination of such interest rate shall be conclusive, absent manifest error. Under no circumstances will the effective rate of interest on the Note be less that a minimum floor rate of 4.00% per annum or greater than the maximum rate allowed by applicable law.

3. The Note is supplemented by adding the following provisions:

Unused Fee.  Borrower shall pay a fee to Bank equal to 0.40% per annum (40 basis points) on the undrawn balance of the Credit Facility. The fee shall be billed with the interest and shall be due and payable monthly at the time the interest is due and payable.

Annual Fee.  Borrower shall pay an annual fee to Bank equal to 0.50% (50 basis points) which shall be due and payable on the date hereof and on October 12, 2010.

 Late Charges.  Borrower agrees to pay, upon demand by Bank or if demand is not sooner made, on maturity of this Note, whether such maturity occurs by acceleration or on the Maturity Date, for each payment past due for fifteen (15) or more calendar days, a late charge in an amount equal to the lesser of  (1) five percent (5%) of the amount of the payment past due or (2) the maximum percentage of the payment past due permitted by applicable law, or the maximum amount if not expressed as a percentage.

4. The financial reporting requirements set forth in the Business Loan Agreement (Asset Based) is changed to the following:

Financial Statements.  Furnish Lender with the following:

Annual Statements. As soon as available, but in no event later than ninety (90) days after the end of each fiscal year, Borrower shall provide an annual budget for the upcoming calendar year, together with a consolidated and consolidating balance sheet, statement of income and retained earnings for the period then ended and a statement of changes in the financial position of Borrower, all prepared in accordance with GAAP consistently applied. The financial statements shall be audited by an independent certified accountant satisfactory to the Bank.

Quarterly Reports. As soon as available, but in no event later than 45 days after the end of each calendar quarter, Borrower shall provide a balance sheet, statement of income and retained earnings, a borrowing base report, accounts payable report and an accounts receivable with aging and inventory report for the period then ended and a statement of changes in financial position, all in reasonable detail, and all prepared in accordance with GAAP consistently applied and certified as true and correct by the chief financial officer or Borrower of other officer approved by Bank.

Monthly Reports.  As soon as available, but in no event later than 20 days after the end of each calendar month, Borrower shall provide a Borrowing Base report, accounts receivable with aging and summary inventory report for the period then ended, together with a foreign receivables report showing the Accounts that are insured through a Credit Insurance Policy acceptable to Bank.

Additional Information. Furnish such additional information and statements, as Lender may request from time to time.

All financial reports required to be provided under this Agreement shall be prepared in accordance with GAAP, applied on a consistent basis, and certified by Borrower as being true and correct.

5. The financial covenants set forth in the Business Loan Agreement (Asset Based) are changed to the following:

Financial Covenants and Ratios. Comply with the following covenants and ratios:

Borrower to maintain a ratio of Maximum Debt to Tangible Net Worth of less than 2.00 to 1.00, defined as the ratio of Total Liabilities [Total Debt] to Tangible Net Worth. The ratio shall be measured quarterly beginning September 30, 2009.

Tangible Net Worth is defined as the total of Equity less (a) Intangibles, (b) deferred charges, (c) leasehold improvements and (d) in certain circumstances, loans, receivable from and investment in related parties. deferred taxes, doubtful accounts not provided for, pre-paid expenses, etc.

Intangible means any asset lacking physical substance or value.

Borrower to maintain a ratio of Maximum Funded Debt to EBITDA of less than 3.25 to 1.00, defined as the ratio of Funded Debt to EBITDA. The ratio shall be measured quarterly beginning September 30, 2009

Funded Debt is defined as the total of (a) all obligations for borrowed money which bears interest or to which interest is imputed, (b) all obligations for the deferred payment of the purchase of property, (c) all capital lease obligations, (d) all indebtedness secured by purchase money security interests (e) the amount of any contingent liabilities such as guarantees or other financial assistance provided in respect of liabilities of a third party. The term Funded Debt excludes Subordinated Debt and Borrower’s indebtedness under that certain Promissory Note dated as of November 1, 2008 in the original principal amount of $4,000,000.00 payable to the Pinellas County Economic Development Authority.

EBITDA is defined as the total of (a) net income from continuing operations (excluding extraordinary gains or losses), and to the extent deducted in determining net income, (b) interest expense, (c) income taxes (d) depreciation, depletion and/or amortization expenses.

Borrower to maintain a ratio of Minimum Debt Service Coverage of 1.50 to 1.00, defined as the ratio of (a) EBITDA to the total of (b) Interest Expense plus scheduled principal payments in respect of Funded Debt. The ratio shall be measured quarterly on a rolling four quarter basis, beginning September 30, 2009.

Except as provided above, all computations made to determine compliance with the requirements contained in this paragraph shall be made in accordance with GAAP, applied on a consistent basis, and certified by Borrower as being true and correct.

6. The negative covenants set forth in the Business Loan Agreement (Asset Based) are supplemented by adding the following:

Change in Management. Borrower shall not permit a material change in its senior management as identified in its 10-K Annual Report for the calendar year ending December 31, 2008.

7. The definitions of “Borrowing Base” and “Note” set forth in the Business Loan Agreement (Asset Based) are changed to read as follows:

Borrowing Base. The words "Borrowing Base" means the lesser of (1) $8,000,000.00 or (2) the sum of (a) 80% of good effective assigned unencumbered trade accounts receivable, plus (b) 85% advance against eligible foreign Accounts Receivable that are insured by a Credit Insurance Policy acceptable to the Bank, Plus (c) 50% of the less or cost or current market value of saleable inventory and raw materials Inventory advances shall be limited to 50% of the total line amount., plus (d) 95% of assigned cash held in a deposit instrument at Bank, with a proper collateral hold.

Note. The word "Note" means the Renewal Note dated as of October 12, 2009 in the principal amount of $8,000,000.00 from Borrower to Lender and any other Note from Borrower to Lender pursuant to which future advances intended to be secured by this Agreement are made, together with all present and future obligations evidenced thereby and secured by this Agreement and together with all renewals, extensions, modifications, refinancings, and substitutions for the Note.

8. Any reference to a negative pledge relating to the commercial property located at 5115 Ulmerton Road, Clearwater, Florida is hereby deleted.

9.  Borrower’s General Intangibles are hereby released as Collateral for the Note and all references to General Intangibles in the Commercial Security Agreement are deleted.